UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 14, 2011

Dominion Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia		23219
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The Virginia State Corporation Commission issued an order denying a motion by Dominion Virginia Power and other interested parties to defer a required biennial rate review by one year. Following evaluation of this order on February 9, 2011, Dominion Resources, Inc. (Dominion) concluded that it was appropriate to reverse a previously recorded reserve for potential rate credits that was included as part of Dominion Virginia Power’s motion, since it is no longer probable that this motion will be accepted. This will result in an increase of $48 million or 8 cents per share to fourth-quarter and full-year 2010 reported earnings that is not included in operating earnings for 2010.

Incorporating the impact of the reversal of the reserve for potential rate credits described above, reported earnings determined in accordance with Generally Accepted Accounting Principles (GAAP) for the 12 months ended December 31, 2010 is $2.81 billion ($4.76 per share), which compares with reported earnings of $1.94 billion ($2.17 per share) for the same period in 2009.

The reversal of the reserve for potential rate credits does not have an incremental impact on fourth-quarter or full-year 2010 operating earnings which Dominion reported on January 28, 2011. Operating earnings are defined as reported (GAAP) earnings adjusted for certain items.

Dominion will publish on its investor information page at www.dom.com/investors, a Revised 4Q 10 Earnings Release Kit, a Revised 2011 Earnings Guidance Kit and certain supplemental schedules and GAAP reconciliations incorporating the reversal of the reserve. A revised 4Q 10 Earnings Release Kit, 2010 Segment Operating Results and Supplemental Summary of 2010 Operating Earnings reflecting the adjustment to earnings are furnished with this Form 8-K as Exhibits 99.1 through 99.3, respectively.

Item 9.01 Financial Statements and Exhibits.

Exhibit
99.1	Dominion Resources, Inc. Revised 4Q10 Earnings Release Kit
99.2	2010 Segment Operating Results
99.3	Supplemental Summary of 2010 Operating Earnings

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Carter M. Reid
Carter M. Reid
Vice President, General Counsel and Corporate Secretary

Date: February 14, 2011